QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-103871) and related Prospectus of Gilead Sciences, Inc. for the registration of $345,000,000 2% Convertible Senior Notes due December 15, 2007 and shares of common stock issuable upon conversion of the notes and to the incorporation by reference therein of our report dated January 24, 2003, with respect to the consolidated financial statements and schedule of Gilead Sciences, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
December 18, 2003

QuickLinks

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS